As filed with the Securities and Exchange Commission on June 19, 2012

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

GATX Corporation

(Exact Name of Registrant as Specified in Its Charter)

New York	36-1124040
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

222 West Adams Street

Chicago, Illinois 60606-5314

(312) 621-6200

(Address of Principal Executive Offices)

GATX Corporation 2012 Incentive Award Plan

(Full title of the plan)

Deborah A. Golden Senior Vice President, General Counsel and Secretary

GATX Corporation

222 West Adams Street

Chicago, Illinois 60606-5314

(Name and address of agent for service)

(312) 621-6200

(Telephone number, including area code, of agent for service)

Copies to:

Richard Meller, Esq.

Latham & Watkins LLP

233 S. Wacker Drive, Suite 5800

Chicago, Illinois 60606

(312) 876-7700

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definition of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer	☒	Accelerated Filer	☐
Non-Accelerated Filer	☐	Smaller Reporting Company	☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock, $.625 Par Value	3,500,000	$37.55	$131,407,500	$15,059.30

(1)	This Registration Statement registers 3,500,000 shares of common stock, par value $0.625 per share (the “Common Stock”), of GATX Corporation (the “Company”) for issuance pursuant to the GATX Corporation 2012 Incentive Award Plan (the “Plan”).

Pursuant to Rule 416(a) of the Securities Act, this Registration Statement also covers any additional shares of the Company’s Common Stock that may become issuable under the Plan by reason of any substitutions or adjustments to shares of Common Stock to account for any change in corporate capitalization, such as a merger, consolidation, stock dividend, stock split, or other distribution of stock or property of the Company, combination or exchange of shares of Common Stock or any other change affecting the shares of Common Stock and the share price.

(2)	Estimated solely for the purpose of calculating the registration in accordance with Rule 457(c) and Rule 457(h) under the Securities Act of 1933, as amended, on the basis of the average of the reported high ($38.03) and low ($37.06) sale prices of the common stock, as reported on the New York Stock Exchange on June 14, 2012.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with the Introductory Note to Part I of Form S-8. The documents containing the information specified in Part I will be delivered to the participants in the Plan as required by Rule 428(b)(1).

Item 1.	Plan Information

Not required to be filed with this Registration Statement.

Item 2.	Registrant Information and Employee Plan Annual Information

Not required to be filed with this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed with the Securities and Exchange Commission (the “SEC”) by the Company are incorporated by reference in this Registration Statement as of their respective dates:

a)	Annual Report on Form 10-K for the fiscal year ended December 31, 2011, filed with the SEC on February 24, 2012 (File No. 001-02328) and Amendment No. 1 to Annual Report for the fiscal year ended December 31, 2011, filed with the SEC on March 7, 2012 (File No. 001-02328).

b)	Definitive Proxy Statement on Schedule 14A filed with the SEC on March 16, 2012 (File No. 001-02328).

c)	Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2012, filed with the SEC on May 1, 2012 (File No. 001-02328).

d)	Current Reports on Form 8-K filed with the SEC on March 21, 2012 and May 2, 2012 (File No. 001-02328).

e)	The description of the Company’s Common Stock contained in the section entitled “Description of Capital Stock” in the Company’s Amendment No. 1 to Form S-3, filed with the SEC on January 20, 2004 (File No. 333-110451).

All documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of the filing of such documents.

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Registration Statement to the extent that a statement contained herein or any other subsequently filed document which is also or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not required to be filed with this Registration Statement.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Article II, Section 11 of the Company’s Amended and Restated By-Laws requires the Company to indemnify, to the fullest extent permitted by law, any person made, or threatened to be made, a party to an action or proceeding, civil or criminal (including an action by or in the right of the Company or by the right of any other corporation or business entity of any kind, domestic or foreign, which any director or officer of the Company served in any capacity at the request of the Company), because he or she, or that person’s testator or intestate, was a director or officer of the Company (or served any other corporation or business entity of any type or kind, domestic or foreign, in any capacity at the request of the Corporation), against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys’ fees actually and necessarily incurred as a result of such action or proceeding, or any appeal therein, and the Company shall pay, in advance of final disposition of any such action or proceeding, expenses (including attorneys’ fees) incurred by such person in defending such action or proceeding upon receipt of an undertaking by or on behalf of such person to repay such amount consistent with provisions of applicable law, including Section 725(a) of the New York Business Corporation Law, as amended (the “NYBCL”).

Article II, Section 11 of the Company’s Amended and Restated By-Laws also provides that a person shall be presumed to be entitled to indemnification for any act or omission covered by the Company’s Amended and Restated By-Laws and that the Company shall bear the burden of proof of establishing that a person is not entitled to indemnification because of the failure to fulfill some requirement of New York law, the Company’s charter or the Amended and Restated By-Laws.

The Ninth Article of the Company’s Restated Certificate of Incorporation provides that, to the fullest extent permitted by the NYBCL, the Company’s directors shall have no personal liability to the Company or its stockholders for damages for any breach of duty in the directors’ capacity as such, except: (a) if a judgment or final adjudication adverse to such director establishes that his or her acts or omissions were in bad faith or involved intentional misconduct or knowing violation of the law or that he or she personally gained a financial profit or other advantage to which he or she was not legally entitled or that his or her acts violated Section 719 of the NYBCL, or (b) for acts or omissions of such director prior to the adoption of Ninth Article of the Company’s Restated Certificate of Incorporation.

Sections 721-726 of the NYBCL provide that a director or officer of a New York corporation who was or is a party or a threatened party to any threatened, pending or completed action, suit or proceeding (i) shall be entitled to indemnification by the corporation for all expenses of litigation when he is successful on the merits, (ii) may be indemnified by the corporation for judgments, fines, and amounts paid in settlement of, and reasonable expenses incurred in, litigation (other than a derivative suit), even if he is not successful on the merits, if he acted in good faith and for a purpose he reasonably believed to be in or not opposed to the best interest of the corporation (and, in criminal proceedings, had no reasonable cause to believe that his conduct was unlawful), and (iii) may be indemnified by the corporation for amounts paid in settlement and reasonable expenses incurred in a derivative suit (i.e., a suit by a shareholder alleging a breach of a duty owed to the corporation by a director or officer) even if he is not successful on the merits, if he acted in good faith, for a purpose which he believed to be in, or not opposed to, the best interest of the corporation. However, no indemnification may be made in accordance with clause (iii) if he is adjudged liable to the corporation, unless a court determines that, despite the adjudication of liability and in view of all of the circumstances, he is entitled to indemnification. The indemnification described in clauses (ii) and (iii) above and the advancement of litigation expenses, may be made only upon a determination by (i) a majority of a quorum of disinterested directors, (ii) independent legal counsel, or (iii) the shareholders that indemnification is proper because the applicable standard of conduct has been met. In addition, advancement of litigation expenses to a director or officer may only be made upon receipt of an undertaking by the director or officer to repay the expenses if it is ultimately determined that he is not entitled to be indemnified. The indemnification and advancement of expenses provided for by NYBCL Sections 721-726 are not deemed exclusive of any rights the indemnitee may have under any by-law, agreement, vote of shareholders or disinterested directors, or otherwise. When any action with respect to indemnification of directors is taken by amendment to the by-laws, resolution of directors, or agreement, the corporation must mail a notice of the action taken to its shareholders of record by the earlier of (i) the date of the next annual meeting or (ii) fifteen months after the date of the action taken.

In addition, the Company also maintains directors’ and officers’ liability insurance which purports to insure the Company against certain costs of indemnification which may be incurred by the Company pursuant to the foregoing provisions, and to insure directors and officers of the Company against certain liabilities incurred by them in the discharge of their function as such officers and directors, for which they may not be indemnified by the Company.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Number	Description

4.1	Restated Certificate of Incorporation of GATX Corporation (incorporated by reference to Exhibit 3.3 to the Company’s Current Report on Form 8-K (File No. 001-2328) filed with the Securities and Exchange Commission on December 12, 2008)

4.2	Amended and Restated By-Laws of GATX Corporation (incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K (File No. 001-2328) filed with the Securities and Exchange Commission on July 26, 2011)

4.3	GATX Corporation 2012 Incentive Award Plan (incorporated by reference to Appendix A to the Company’s Definitive Proxy Statement on Schedule 14A (File No. 001-02328) filed with the Securities and Exchange Commission on March 16, 2012)

5.1	Opinion of Latham & Watkins LLP

23.1	Consent of Latham & Watkins LLP (included in Exhibit 5.1)

23.2	Consent of Ernst & Young LLP

24.1	Power of Attorney (included in the signature pages hereto)

Item 9.	Undertakings.

(a) The undersigned Company hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement:

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the registration statement;

provided, however, that Paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the bona fide offering thereof.

(c) Insofar as indemnification arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized, in the city of Chicago, state of Illinois, on this 19th day of June, 2012.

GATX CORPORATION

By:	/s/ Brian A. Kenney
Brian A. Kenney Chairman, President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Brian A. Kenney and Deborah A. Golden, and each acting alone, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done with respect to this Registration Statement or any amendments or supplements hereto in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in their respective capacities with GATX Corporation and on the dates indicated.

Signature	Title	Date

/s/ Brian A. Kenney Brian A. Kenney	Chairman, President and Chief Executive Officer (Principal Executive Officer)	June 19, 2012

/s/ Robert C. Lyons Robert C. Lyons	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	June 19, 2012

/s/ Anne L. Arvia Anne L. Arvia	Director	June 19, 2012

/s/ Ernst A. Häberli Ernst A. Häberli	Director	June 19, 2012

/s/ Mark G. McGrath Mark G. McGrath	Director	June 19, 2012

/s/ James B. Ream James B. Ream	Director	June 19, 2012

/s/ Robert J. Ritchie Robert J. Ritchie	Director	June 19, 2012

/s/ David S. Sutherland David S. Sutherland	Director	June 19, 2012

/s/ Casey J. Sylla Casey J. Sylla	Director	June 19, 2012

INDEX OF EXHIBITS

Number	Description

4.1	Restated Certificate of Incorporation of GATX Corporation (incorporated by reference to Exhibit 3.3 to the Company’s Current Report on Form 8-K (File No. 001-02328) filed with the Securities and Exchange Commission on December 18, 2008)

4.2	Amended and Restated By-Laws of GATX Corporation (incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K (File No. 001-02328) filed with the Securities and Exchange Commission on July 26, 2011)

4.3	GATX Corporation 2012 Incentive Award Plan (incorporated by reference to Appendix A to the Company’s Definitive Proxy Statement on Schedule 14A (File No. 001-02328) filed with the Securities and Exchange Commission on March 16, 2012)

5.1	Opinion of Latham & Watkins LLP

23.1	Consent of Latham & Watkins LLP (included in Exhibit 5.1)

23.2	Consent of Ernst & Young LLP

24.1	Power of Attorney (included in the signature pages hereto)